EXHIBIT 99.1
Atomic Guppy and Yabbly, with Chairmen Leigh M. Rothschild and Michael S. Egan, Announce
Development and Equity Contribution Agreements for Their Companies
Partnership Formed to Develop Next-Generation Rewards-Based Digital Media
Marketplace for the Internet
FORT LAUDERDALE, August 22, 2007 — Atomic Guppy, Inc. (OTCBB:ATGU) announced that on August 17, 2007, it entered into a software development agreement and an equity contribution agreement with Yabbly, LLC and Yabbly Holdings, LLC, controlled by renowned entrepreneur Michael S. Egan, to develop an Internet-based incentive community where members can participate in buying or selling video, audio or other digital media. The business, system, and method are covered by a pending patent owned by Atomic Guppy.
Leigh M. Rothschild, Chairman of the Board of Atomic Guppy and inventor of the pending patent said, “Atomic Guppy and I are delighted to partner with Michael Egan and his expert team, which will allow us to dramatically shorten the time required to develop our products and get to market. I am also pleased to announce that Atomic Guppy will be licensing and utilizing proprietary and existing technology from Yabbly and its related entities, and that Mr. Egan has agreed to become Chairman of our Advisory Board at the closing of this transaction.”
Mr. Rothschild, an established inventor and noted entrepreneur, has been issued seven U.S. patents to date, and has more than 30 patents pending worldwide. His patent portfolio has been licensed to several major companies around the world, ranging from Pricegrabber.com to Sonic Solutions/InterActual to Neomedia, among others. Mr. Rothschild, a technology industry veteran, has served as Chairman of several companies, including Barpoint.com and IntraCorp Entertainment. He also makes strategic investments through Rothschild Trust Holdings and is a director of the Rothschild Family Foundation, which is prominent in charitable activities including support for the University of Miami Business School.
Michael Egan is recognized as one of the country’s leading entrepreneurs and is the recipient of the 1997 Horatio Alger Award. He is noted for building Alamo Rent A Car to more than 150 locations in the United States and internationally before selling it to Republic Industries in 1996. Regarded as a civic leader and philanthropist, he is the controlling investor of a variety of companies, including theglobe.com, and Certified Vacations, and is the principal of Dancing Bear Investments.
Commenting on the new partnership with Atomic Guppy, Michael Egan said, “We have always been strong believers in the formation of communities on the Internet. Commerce always follows the development of community and Atomic Guppy is positioning itself to capitalize on this fact by developing products that entrepreneurs and consumers will find useful, fun and rewarding.”
Pursuant to the Equity Contribution Agreement, Atomic Guppy has issued 150,000 shares of its common stock to Yabbly Holdings, the parent company of Yabbly, as well as warrants to purchase an aggregate of 993,924 shares of the Company’s common stock at an exercise price of $1.72 per share, which will become exercisable only when certain conditions are met.

When the Equity Contribution Agreement closes, Mr. Adam Bauman, the Company’s CEO & President, shall be appointed as a member of the board of directors of Yabbly, and Mr. Michael Egan, the controlling shareholder of Yabbly, will be appointed Chairman of Atomic Guppy’s Advisory Board. Also at closing, Atomic Guppy will issue to Yabbly 976,921 shares of its common stock in exchange for 6.9375% of the membership interests in Yabbly. When Yabbly exercises its warrants, it is obligated to issue additional equity to Atomic Guppy in the form of profits interests. The closing of the Equity Contribution Agreement is conditioned, among other things, on whether the Company and the Developer agree on specifications for the software development and testing project as called for in the Development Agreement.
About Atomic Guppy, Inc.
Atomic Guppy, an E-commerce and digital media company, is creating a next-generation interactive incentive community based on patent pending Internet Rewards algorithms. Additional information about Atomic Guppy is available on the Company’s website at www.atomicguppy.com.
About Yabbly, LLC and Yabbly Holdings, LLC
Yabbly produces and distributes live play-by-play sports entertainment. Its on-demand game service allows massive audiences to interact with live TV broadcasts from mobile devices. Yabbly enhances the live events viewing experience by increasing audience engagement and providing real-time competition with no geographical boundaries.
Statements in this press release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Atomic Guppy’s future plans, revenues, cash flows, earnings, objectives, expectations, performance, business strategy and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors both general and specific to the matters discussed in this press release. These and other important factors, including the company’s ability to generate new revenue, acquire new strategic partners, raise additional capital and other factors mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company’s actual results and performance to differ materially from the future results and performance expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the company’s expectations, new information, future events or otherwise. The Atomic Guppy, Inc. logo is a trademark of Atomic Guppy, Inc.
CONTACT:
Atomic Guppy, Inc.
Adam Bauman
CEO & President
Phone: (212) 995-9191
Email: atomicguppy@atomicguppy.com
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